EXHIBIT 10.7
OPTION AGREEMENT FOR
PURCHASE OF REAL PROPERTY
     THIS OPTION AGREEMENT (“Agreement”) is made and entered into this the 10th day of May, 2006, by Charles A. Smith and Leattrice Ann Smith husband and wife, (hereinafter “Seller”) and NEK-SEN Energy, LLC, a Kansas limited liability company, (hereinafter “Purchaser”).
     WHEREAS, Seller is the fee simple owner of certain real property located in Brown County, Kansas, (“Real Property”) more particularly described as follows:
A tract of land located in the Northeast Quarter (NE1/4) of Section 1, Township 1 South, Range 16 East of the 6th P.M., Brown County, Kansas, consisting of 127 acres, more or less.
     WHEREAS, Purchaser desires to procure an Option to Purchase the Real Property upon the terms and provisions as hereinafter set forth;
     1. GRANT OF OPTION. In consideration of One Thousand Dollars and no cents ($1,000.00), and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto and for the mutual covenants contained herein, Seller does hereby grant to Purchaser the exclusive and irrevocable option and right to purchase (“Option”) the Real Property upon the terms and conditions as set forth herein. The Seller agrees that this option payment shall be credited against the total purchase price in the event Purchaser exercises this Option Agreement.
     2. TERM OF OPTION. Unless otherwise agreed upon by the parties in writing, the Option granted by Seller to Purchaser shall remain in effect for a period of 17 months from the date of this agreement, to expire on September 30, 2007 (“Option Period”). Upon the failure of the Purchaser to exercise said Option by such date, the Option shall automatically terminate and all amounts paid by Purchaser shall be retained by Seller.
     3. PURCHASE PRICE. The purchase price for the Real Property shall be $635,000.00, less any option payments. The parties agree to close the sale transaction within 60 days of the notice of exercise of the Option, unless otherwise agreed to in writing by the parties.
     4. 1031 EXCHANGE CONSENT. Purchaser hereby consents to Seller designating the Real Property or the contract as the “Relinquished Property” in accordance with Internal Revenue Reg. 1.1031(k)-1(a) and Purchaser hereby further consents to the assignment by Seller of this agreement, or subsequent contract, to a “Qualified Intermediary” as such term is defined in Internal Revenue Reg. 1.1031(k)-1(g)(4).

     5. ESCROW AND CLOSING. An escrow shall be opened with Mishler & Deiter Law Office, of Sabetha, Kansas upon exercise of the Option. All necessary documents shall be delivered to the Escrow Agent and all payments required hereunder, including payment of the balance of the purchase price, shall be made to escrow agent in accordance with the Contract. Seller and Purchaser shall execute such escrow instructions, not inconsistent with the terms of this Option, as may be requested by the escrow agent from time to time.
               Closing shall occur in accordance with the terms of the Contract and delivery of possession as set out therein.
     6. EXERCISE OF OPTION. Seller and Purchaser agree that Purchaser may exercise the Option to purchase the Premises at any time during the Option Period by written notice to Seller at the address set out below.
     7. NOTICE. All notices, demands and/or consents provided for in this Agreement shall be in writing and shall be delivered to the parties hereto by hand or by United States Mail with postage pre-paid. Such notices shall be deemed to have been served on the date mailed, postage pre-paid. All such notices and communications shall be addressed to the Seller at 70803 648 Avenue, Salem, NE. 68433, and to Purchaser at NEK-SEN Energy, LLC c/o Gary Edelman, 205 South 8th Street, Sabetha, KS 66534, or at such other address as either may specify to the other in writing.
     8. CONTRACT FOR PURCHASE & SALE OF REAL PROPERTY. In the event that the Purchaser exercises its Option as provided for above, Seller and Purchaser agree to execute a contract for such purchase and sale of the Real Property with the terms and conditions to be stated therein. Such terms and conditions shall include the terms of this agreement, which shall be incorporated by reference, and other terms as follows:
     a. Marketable Title: The Seller shall, within seven (7) days after request from the Purchaser, deliver to the Purchaser or to whom the Purchaser may direct, an abstract of title, or a commitment for an owner’s policy of title insurance, certified to date by a competent and bonded abstracter showing all instruments of record affecting said property from the United States Government to this date, with the usual certificates as to bankruptcy, taxes, judgments and mechanic’s liens. Subsequent acceptance of the abstract or title commitment by the Purchaser shall be a waiver of time of delivery. The Purcahser shall have a reasonable time after delivery of said abstract or title report, not to exceed ten (10) days, in which to have the same examined and returned to the Seller with any written objections to the marketability of the title. The cost of updating the abstract or providing the title insurance policy shall be paid by Purchaser.
     b. Deed: At the closing, Seller shall convey good and marketable title to the Purchaser in the form of a General Warranty Deed which shall be executed and acknowledged so as to convey to Purchaser the fee simple of the Premises, free and clear of all encumbrances except as stated within the contract for sale and purchase of the premises.

     c. Taxes and Farm Payments: Seller shall pay all general taxes and special assessments for the years prior to the current calendar year. General taxes and special assessment installments for the calendar year in which the Option is exercised shall be paid by the party receiving the farm income for that year. The Purchaser shall assume all general taxes and special assessments other than those to be paid by the Seller as described herein. Seller has entered into a cash rent lease with Jim Schawang for the 2006 crop year. Purchaser shall reimburse the tenant for actual farm expenses, including the cash rent payment and a reasonable profit, if closing occurs prior to Seller receiving the farm income or rental payment for that crop year. Purchaser agrees to pay to the U.S. Department of Agriculture the sum of money required to buy-out such Real Property from the program and to hold Seller harmless for the same.
     9. CONDITIONS OF OPTION. Seller and Purchaser agree that Purchaser shall not encumber the Real Property in anyway until the closing of the sale transaction. Purchaser agrees to survey the Real Property at Purchaser’s expense prior to the exercise of the option and that the purchase price shall be calculated based on the surveyed acres. The parties agree to execute any and all documents necessary to reform the legal description to conform to the surveyed description. Seller hereby grants Purchaser, its agents, representatives, contractors, and assigns, access to the Real Property as is reasonably necessary during the Option Period to conduct surveys, soil samples, test wells, engineering and architectural studies, environmental studies, and any other test or study as required by Purchaser to determine suitability of Real Property. Purchaser shall reimburse Seller reasonable damages to growing crops caused by Purchaser’s access to the Real Property.
     10. MISCELLANEOUS.
     (a) Execution by Both Parties. This Agreement shall not become effective and binding until fully executed by both Purchaser and Seller.
     (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.
     (c) Successors and Assigns. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective heirs, successors, and or assigns, to the extent as if specified at length throughout this Agreement.
     (d) Time. Time is of the essence of this Agreement.
     (e) Cost of this Agreement. Any cost and/or fees incurred by the Purchaser or Seller in executing this Agreement shall be borne by the respective party incurring such cost and/or fee.

     (f) Entire Agreement. This Agreement contains all of the terms, promises, covenants, conditions and representations made or entered into by or between Seller and Purchaser and supersedes all prior discussions and agreements whether written or oral between Seller and Purchaser with respect to the Option and all other matters contained herein and constitutes the sole and entire agreement between Seller and Purchaser with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and executed by both Seller and Purchaser with the formalities hereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under proper authority:

SELLER	PURCHASER
NEK-SEN Energy, LLC

/s/ Charles A. Smith Charles A. Smith	/s/ Lonnie D. Goff By: Lonnie Goff, Vice-President

/s/ Leattrice Ann Smith

Leattrice Ann Smith

ACKNOWLEDGMENT
STATE OF NEBRASKA, COUNTY OF RICHARDSON, ss:
     The foregoing instrument was acknowledged before me, a Notary Public, on the 10th day of May, 2006, by Charles A. Smith and Leattrice Ann Smith, husband and wife.

/s/ Brian O. Poppe
Notary Public

[Notary Stamp]
GENERAL NOTARY – State of Nebraska
My appointment expires:	BRIAN O. POPPE
March 27, 2007	My Comm. Exp. Mar. 27, 2007
STATE OF KANSAS, COUNTY OF RICHARDSON, ss:
     The foregoing instrument was acknowledged before me, a Notary Public, on the 10th day of May, 2006, by Lonnie Goff, Vice-President, NEK-SEN Energy, LLC, a Kansas limited liability company.

/s/ Brian O. Poppe
Notary Public

[Notary Stamp]
GENERAL NOTARY – State of Nebraska
My appointment expires:	BRIAN O. POPPE
March 27, 2007	My Comm. Exp. Mar. 27, 2007